UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 30, 2021

CONSUMER PORTFOLIO SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

california	1-14116	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway, Suite 1400, Las Vegas, NV 89169
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (949) 753-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	CPSS	The Nasdaq Stock Market LLC (Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

The information contained in Item 2.03 of this report is hereby incorporated by reference into this Item 1.01. The registrant disclaims any implication that the agreements relating to the transactions described in this report are other than agreements entered into in the ordinary course of its business.

On June 30, 2021, the registrant Consumer Portfolio Services, Inc. ("CPS") and its affiliates CPS Receivables Five LLC ("CPS Five"), Folio Residual Holdings LLC (“Folio”) and Folio Residual Holdings III LLC (“Consolidated Affiliate”) entered into a series of agreements under which CPS Auto Securitization Trust 2021-1 (the “Trust”) issued notes backed by residual interests in eleven existing securitization trusts sponsored by CPS, as described in more detail in Item 2.03.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 30, 2021, CPS, through its wholly-owned subsidiary CPS Five, sold to qualified institutional buyers an aggregate of $50.0 million of a single class of asset-backed notes (the “Notes”). The Notes are secured (i) by residual interests in the three CPS-sponsored securitization trusts that issued rated notes backed by automotive receivables from January 2018 through July 2018 and (ii) by a non-controlling interest in the Consolidated Affiliate, which owns the residual interests in the eight CPS-sponsored securitization trusts that issued rated notes backed by automotive receivables from October 2018 through September 2020. Such eleven securitization trusts are referred to in this report as the “Underlying Securitization Trusts.”

The Notes bear interest at an annual rate of 7.86%. Interest will be paid on the Notes monthly and principal payments will be due and payable out of distributions from the Underlying Securitization Trusts to the extent necessary to maintain the ratio of agreed applicable collateral value to the outstanding Notes principal balance at a specified level.  For purposes of this transaction, and absent the occurrence of certain events such as performance triggers or events of default in the Underlying Securitization Trusts, the agreed applicable collateral value is a fixed percentage of the cash reserve accounts and over-collateralization of the Underlying Securitization Trusts.  With respect to the residual interests held by the Consolidated Affiliate, 80% of the cash reserve accounts and over-collateralization are included in the agreed applicable valuation of the collateral. With respect to other three residual interests, 100% of the cash reserve accounts and over-collateralization are included in the agreed applicable valuation of the collateral.

CPS has the right, but not the obligation, to contribute additional collateral to the issuer of the Notes, from time to time prior to July 18, 2024. CPS may prepay the Notes without penalty on any monthly payment date occurring in July 2023 or thereafter. Should any of the Notes remain outstanding after July 16, 2025, the interest rate on the principal then outstanding would increase to 8.86%, and all available distributions from the collateral (80% in the case of the collateral held by the Consolidated Affiliate), would be directed toward payment of interest and principal of the Notes. The legal maturity date of the Notes is June 16, 2026. Any amounts payable under the Notes and not paid by that date would become due at that time, and the indenture trustee, on behalf of the holders of the Notes, would have at that time the customary rights of a secured party to proceed against the collateral.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: July 7, 2021	By: /s/ MARK CREATURA
Mark Creatura Senior Vice President Signing on behalf of the registrant

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